Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “VYOME HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF APRIL, A.D. 2026, AT 2:57 O’CLOCK P.M.

/s/ C. P. Sanchez
Charuni Patibanda-Sanchez, Secretary of State
4435749 8100 SR# 20262021193	Authentication: 203752071 Date: 04-25-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TENTH

AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

VYOME HOLDINGS, INC.,

Vyome Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the first paragraph of Article IV, Section l of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is Sixty Million (60,000,000) shares, consisting of two classes: Fifty Million (50,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

THIRD: That the foregoing Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 24th day of April, 2026.

By:	/s/ Venkat Nelabhotla
Venkat Nelabhotla
Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 02:57 PM 04/24/2026 FILED 02:57 PM 04/24/2026 SR 20262021193 - File Number 4435749